                                                                                                        Exhibit 99.1

Home Federal Bancorp, Inc. of Louisiana Logo

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Fourth Quarter Ended September 30, 2007.

Shreveport, Louisiana – November 8, 2007 - Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC BB: HFBL), the “mid-tier” holding company of Home Federal Savings and Loan Association (the “Association”), reported net earnings for the three months ended September 30, 2007 of $112,000 as compared to $158,000 for the three months ended September 30, 2006.  Earnings per diluted share were $0.03 for the first quarter ended September 30, 2007, compared to $0.05 per diluted share for the quarter ended September 30, 2006.

The decrease in net earnings for the three months ended September 30, 2007 compared to the same period in 2006 was primarily due to a $22,000, or 2.8%, decrease in net interest income, a $19,000, or 33.3%, decrease in non-interest income and a $28,000, or 4.7%, increase in non-interest expense.  These variances were partially offset by a decrease in income tax expense of $23,000, or 28.4%, for the first quarter ended September 30, 2007, compared to the same period in 2006.

At September 30, 2007, Home Federal Bancorp, Inc. of Louisiana reported total assets of $125.2 million, an increase of $6.4 million, or 5.4%, compared to total assets of $118.8 million at June 30, 2007.  The increase in total assets was due primarily to an increase in investment securities of $3.5 million, or 4.1%, an increase in cash and cash equivalents of $1.9 million, or 49.1%, and an increase in loans receivable of $1.7 million, or 6.2%.  The increase in cash and cash equivalents was primarily due to the sale of $1.9 million of investment securities during the quarter ended September 30, 2007.  These increases were offset by a decrease in other assets of $657,000, or 22.2%.  The decrease in other assets primarily consisted of a decrease in the Company’s deferred tax asset of $636,000, or 43.1%.  This is a result of an increase in the fair value of the Company’s securities available for sale which reduced the deferred tax asset associated with the unrealized loss on securities available for sale.  Total liabilities at September 30, 2007 were $96.0 million, an increase of $5.0 million, or 5.5%, compared to total liabilities of $91.0 million at June 30, 2007.  The increase in total liabilities was due primarily to an increase in advances from the Federal Home Loan Bank of Dallas of $4.5 million, or 36.6%, and an increase in deposits of $383,000, or 0.5%.  Advances from the Federal Home Loan Bank was primarily invested in mortgage-backed securities.

Stockholders' equity increased $1.4 million to $29.2 million, or 23.3% of total assets at September 30, 2007, compared to $27.8 million, or 23.4% of total assets at June 30, 2007.  The increase in stockholders’ equity is due primarily to the change in the Company’s accumulated other comprehensive loss, decreasing from a balance of ($2.8 million) at June 30, 2007 to a balance of ($1.6 million) at September 30, 2007, combined with a decrease in unearned Recognition and Retention Plan stock of $138,000.  These changes were offset by an increase in treasury stock of $39,000 and dividends of $71,000 paid during the quarter ended September 30, 2007.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.  The Company's Internet address is http://www. homefederalbancorp.com.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

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Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

ASSETS	September 30, 2007	June 30, 2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$ 5,924	$ 3,972
Investment securities	88,640	85,160
Loans receivable	28,348	26,689
Other assets	2,307	2,964

Total assets	$ 125,219	$ 118,785

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$ 78,093	$ 77,710
Advances from the Federal Home Loan Bank of Dallas	16,892	12,368
Other liabilities	1,004	895

Total liabilities	95,989	90,973

Stockholders’ equity	29,230	27,812

Total liabilities and stockholders’ equity	$ 125,219	$ 118,785

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
	Three months ended September 30,
	2007	2006
	(Unaudited)

Total interest income	$ 1,727	$ 1,554
Total interest expense	966	771
Net interest income	761	783
Provision for loan losses	-	-
Net interest income after provision for loan losses	761	783
Non-interest income	38	57
Non-interest expense	629	601
Income before income taxes	170	239
Income taxes	58	81

NET INCOME	$ 112	$ 158

EARNINGS PER SHARE
Basic	$ 0.03	$ 0.05
Diluted	$ 0.03	$ 0.05

 CONTACTS:
        Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
        (318) 222-1145

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